                                                                      EXHIBIT 12

                                FLUOR CORPORATION

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                          (DOLLAR AMOUNTS IN THOUSANDS)

                                                                                                                Three Months
                                                          Fiscal Year Ended October 31                        Ended January 31
                                          -------------------------------------------------------------    ----------------------
                                            1994         1995         1996         1997         1998         1998         1999
                                          ---------    ---------    ---------    ---------    ---------    ---------    ---------
Earnings from continuing operations
  before income taxes                     $ 303,299    $ 362,214    $ 413,218    $ 255,269    $ 362,626    $  84,458    $  74,899

Add (subtract)

       Undistributed earnings from less
         than 50% owned persons              (6,000)        (163)      (7,369)      (1,103)      (8,090)      (3,158)      (4,579)

       Fixed charges                         36,872       35,597       41,585       61,538       76,599       17,253       20,835
                                          -------------------------------------------------------------    ----------------------
       Total                              $ 334,171    $ 397,648    $ 447,434    $ 315,704    $ 431,135    $  98,553    $  91,155
                                          =============================================================    ======================

Fixed charges

       Interest expense                   $  16,861    $  13,385    $  16,051    $  30,758    $  45,277    $   9,422    $  13,004

       Portion of rental expense
         representative
         of interest factor                  20,011       22,212       25,534       30,780       31,322        7,831        7,831
                                          -------------------------------------------------------------    ----------------------
       Total fixed charges                $  36,872    $  35,597    $  41,585    $  61,538    $  76,599    $  17,253    $  20,835
                                          =============================================================    ======================
       Ratio of earnings to fixed
         charges(1)                            9.06        11.17        10.76         5.13         5.63         5.71         4.38
                                          =============================================================    ======================

-----------------

(1) For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of earnings from continuing operations before provision for income taxes plus fixed charges less undistributed earnings from less than 50% owned persons. "Fixed charges" consist of interest and debt expense, capitalized interest and one-third of rental expense, which we believe is a reasonable approximation of the interest factor of such rental expense.